EXHIBIT 4



                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                       1987 EMPLOYEES' STOCK PURCHASE PLAN

   1.   Purpose.

   The Johnson Worldwide Associates, Inc. 1987 Employees' Stock Purchase Plan (the "Plan") has been established by Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), to allow employees of the Company and its subsidiaries to purchase shares of Class A Common Stock of the Company ("Company Shares") and thereby share in the ownership of the Company. The Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

   2.   Company Shares Available for Purchase.

   Subject to adjustment, in accordance with Paragraph 13, the maximum number of Company Shares which may be purchased pursuant to the Plan shall be 150,000. Company Shares issued under the Plan may be authorized and unissued shares or treasury shares of the Company.

   3.   Administration.

   The Plan shall be administered by a committee of the Board of Directors of the Company consisting of not less than two (2) directors appointed for such purpose (the "Compensation Committee"). The members of the Compensation Committee shall not, during the one-year period preceding their appointment to the Compensation Committee or during such service, have been granted or awarded any equity securities, purchase rights or options pursuant to the Plan or any other plan of the Company or its subsidiaries, except as otherwise permitted for "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision. A majority of the members of the Compensation Committee shall constitute a quorum. All determinations of the Compensation Committee shall be made by at least a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Compensation Committee shall be fully as effective as it if had been made by a unanimous vote at a meeting duly called and held.

   In accordance with the provisions of the Plan, the Compensation Committee shall establish such terms and conditions for the grants of purchase rights as the Compensation Committee may deem necessary or advisable, adopt such rules or regulations which may become necessary or advisable for the operation of the Plan, and make such determinations, and take such other actions, as are expressly authorized or contemplated in the Plan or as may be required for the proper administration of the Plan in accordance with its terms. The Compensation Committee, in its discretion, may appoint an individual (the "Plan Administrator") to assist the Compensation Committee in corresponding with employees, with record keeping and in performing other administerial type functions in connection with the Plan; provided, however, that the Plan Administrator shall exercise no discretion with respect to the interpretation of the Plan or the of rights to purchase Company Shares pursuant to the Plan. The interpretation of any provision of the Plan by the Compensation Committee and any determination on the matters referred to in this paragraph shall be final.

   4.   Eligibility.

   From time to time the Compensation Committee shall designate from the group consisting of the Company, its parent and subsidiary corporations (which may include corporations having become a parent or subsidiary of the Company after the effective date of the Plan), the corporations whose employees may participate in the Plan (a "Designated Corporation"). On any date as of which a determination of eligibility is made, the term "Eligible Employee" shall mean a "full-time" employee of a Designated Corporation who is of legal age for the purpose of executing a binding contract not subject to disaffirmance in the state of his residence, other than a "highly compensated employee" who has been granted or awarded a stock option, stock appreciation right or stock award under the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan. For purposes of the Plan, (a) "full-time" employee of a Designated Corporation means an employee thereof who customarily works at least 20 hours per week and more than five months per calendar year, (b) "subsidiary" and "parent" have the meanings given such terms in Section 425 of the Code, and (c) "highly compensated employee" has the meaning given to such term in
   Section 414(q) of the Code.

   5.   Grant of Purchase Rights.

   In the discretion of the Compensation Committee, each calendar year, or more frequently if deemed appropriate, beginning on such date as the Committee may specify (the "Grant Date"), each employee who is then an Eligible Employee of a Designated Corporation shall automatically be granted the right to purchase a maximum of 250 Company Shares. In its discretion, the Compensation Committee may change the maximum number of Company Shares available for purchase by each Eligible Employee; provided that the maximum number of shares available for purchase shall be the same for all Eligible Employees and all Eligible Employees shall have the same rights and privileges with respect to the purchase of Company Shares under the Plan. However, nothing contained herein shall require the Compensation Committee to cause any purchase rights to be granted hereunder during any calendar year and the Compensation Committee may, in connection with any grant of rights, specify the maximum number of Company Shares in the aggregate available for purchase by all Eligible Employees during any Purchase Period (the "Maximum Number of Purchase Period Company Shares").

   Each purchase right shall be exercisable during the 30-day period following the Grant Date (such period is hereinafter referred to as the "Purchase Period"), subject to the limitations provided in paragraphs 2
   and 8.   In the event the Compensation Committee decides to cause any purchase rights to be granted under the Plan, the Company shall send to each Eligible Employee a written notice specifying the Grant Date and the terms and conditions of the right, including the purchase price per share of Company Shares subject to such right. No Company Shares may be issued pursuant to the exercise of purchase rights after the maximum number of Company Shares provided for in paragraph 2 has been purchased. Each purchase right granted pursuant to this paragraph 3 shall expire at 12:00 P.M., 30 days after the Grant Date.

   6.   Exercise of Purchase Rights.

   Subject to the limitations elsewhere in the Plan, including the limitations on exercise set forth in paragraph 8, employees may exercise their rights to purchase Company Shares granted under the Plan, in whole, or in part, at any time during the Purchase Period; provided, however, that no employee shall be entitled to exercise his purchase rights for less than the Applicable Minimum Number, as defined below, of Company Shares. Employees wishing to exercise their rights to purchase Company Shares granted under the Plan shall make applications on forms prescribed by the Compensation Committee, which forms shall be deemed to include the full terms and conditions of the Plan. Each application to purchase Company Shares shall be accompanied by payment in full to the Company, in cash or its equivalent, of the purchase price for such Company Shares. An application on the prescribed form, properly completed and accompanied by the required payment, shall be deemed to be accepted as of the last day of the Purchase Period, subject to adjustment in the number of Company Shares which may be purchased by the Eligible Employee as provided for pursuant to this paragraph 6. Notwithstanding the foregoing, no application shall be accepted unless received by the Plan Administrator or postmarked, if delivered by mail, on or before the last day of the Purchase Period. For purposes of this paragraph 6, the "Applicable Minimum Number" of Company Shares which may be purchased during a Purchase Period shall be such number of shares as the Compensation Committee, in its discretion, may determine.

   If applications to purchase a number of Company Shares in excess of the Maximum Number of Purchase Period Company Shares are received by the Plan Administrator, each employee properly exercising purchase rights during such Purchase Period shall be entitled to purchase the number of Company Shares determined by the sum of:

             (a)  the Applicable Minimum Number of Company Shares; and

             (b) a pro rata portion of the Company Shares available after satisfying each employee's minimum purchase rights based on the number of shares with respect to which such employee has exercised his purchase rights and the aggregate number of shares with respect to which all employees have exercised purchase rights during the Purchase Period.

   Notwithstanding any other provisions in this paragraph 6, the Compensation Committee may adjust the number of Company Shares which may be purchased by an employee according to such non-discriminatory rules and regulations as the Compensation Committee may establish.

   7.   Purchase Price.

   The purchase price per share of each purchase right granted under the Plan shall be the lesser of (a) 85% of the fair market value, as determined by the Compensation Committee, of a Company Share on the Grant Date and (b) 85% of the fair market value, as determined by the Compensation Committee, of a Company Share at the end of the Purchase Period. Unless otherwise determined by the Compensation Committee, the fair market value of a Company Share on the Grant Date shall be the closing price of a Company Share in the over-the-counter market on the trading date preceding the specified date, as reported by NASDAQ (or if such day is a day for which no closing price for a Company Share is so set forth, the next preceding day for which a closing price is so set forth). Notwithstanding the foregoing, the purchase price per share of a Company Share shall in no event be less than the par value of a Company Share.

   8.   Individual Limitation.

   No employee shall be granted the right to purchase any Company Shares hereunder if such employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary or any parent of the Company. For purposes of this 5% limitation, an employee will be considered as owning all stock which the employee may purchase under any outstanding right or option, regardless of the characterization and treatment of such right or option under the Code, and a right or option will be considered outstanding even though under its terms it may be exercised only in installments or only after the expiration of a fixed period of time. An employee will be considered as owning stock attributable to him pursuant to Section 425(d) of the Code. Moreover, no employee may be granted a right to purchase Company Shares under the Plan which permits such employee's rights to purchase stock under the Plan and all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time. The right to purchase Company Shares shall be deemed to accrue when the right or option (or any part thereof) first becomes exercisable during the calendar year.

   9.   Limitations on Exercise of Purchase Rights.

   Purchase rights granted under the Plan shall not become exercisable until such time as the Company Shares which may be issued pursuant to the Plan
   (i) have been registered under the Securities Act of 1933, as amended (the "Act"), and any applicable state and foreign securities laws; or (ii) in the opinion of the Company's counsel, may be issued pursuant to an exemption from registration under the Act and in compliance with any applicable state and foreign securities laws.

   10.  Stock Certificates.

   Certificates covering the Company Shares purchased under the Plan shall be issued as soon as reasonably practicable after the last day of the Purchase Period. The Company will pay all stamp taxes and the like, and all fees, in connection with such issue.

   11.  Nontransferability of Purchase Rights.

   An employee's right to exercise purchase rights under the Plan shall not be transferable by such employee and may be exercised only by the employee. An employee's right to exercise purchase rights may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

   12.  Termination of Employment.

   In the event of termination of employment of an employee, whether on account of death, discharge, resignation or any other reason, all rights of the employee to exercise purchase rights under the Plan shall terminate.

   13.  Adjustments.

   In order to prevent dilution or enlargement of purchase rights, in the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in Company Shares, the Compensation Committee shall make appropriate changes in the number of Company Shares which may be purchased pursuant to the Plan, and the number of Company Shares covered by, and the purchase price under, each outstanding purchase right, and such other changes in the Plan and outstanding purchase rights as the Compensation Committee may deem appropriate under the circumstances. No rights to purchase a fractional Company Share shall result from any such change.

   14.  Restrictions on Stock Transferability.

   The Compensation Committee shall impose such non-discriminatory restrictions on the transfer of any shares of stock acquired pursuant to the exercise of a purchase right under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of stock are then listed, if any, and under any state and foreign securities laws applicable to such shares.

   15.  Amendment/Termination.

   The Board of Directors may amend or terminate the Plan at any time, but any such amendment or termination (other than an adjustment contemplated by paragraph 13) shall not affect purchase rights outstanding at the time thereof; provided, however, that the Board of Directors may not, without the approval of the shareholders of the Company, amend the Plan to (i) increase the maximum number of Company Shares which may be purchased pursuant to the Plan (except as provided in paragraph 13); (ii) modify the requirements as to eligibility for participation in the Plan; (iii) change the class of corporations whose employees will be granted purchase rights under the Plan; or (iv) materially increase the benefits to participants under the Plan.

   16.  Applicable Law.

   The Plan shall, to the extent not inconsistent with applicable federal law, be construed under the laws of the State of Wisconsin.

   17.  Effective Date.

   The Plan shall become effective as of the date of its adoption by the Board of Directors of the Company, subject to approval of the Plan by the shareholders within twelve months of such effective date. Purchase rights may be granted prior to such approval, provided that such purchase rights shall be subject to such approval and shall not be exercised until after such approval.

   December 2, 1993